Exhibit 77(c)


                 Matters Submitted to a Vote of Security Holders

The matters voted upon by the Pax World High Yield Fund, Inc. (the "Fund") shareholders at the Pax World High Yield Fund Annual Meeting of Shareholders held June 9, 2005 and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, with respect to each such matter, are as follows:

(1) To elect a Board of six Directors, each to hold office until the next Annual Meeting of the Shareholders of the Fund or until a successor shall have been chosen and shall have qualified:

            Nominee:                      For:                 Withheld:
            Carl H. Doerge, Jr.           5,303,611            72,600
            Thomas W. Grant               5,301,724            74,487
            James M. Large, Jr.           5,112,919            263,292
            Louis F. Laucirica            5,302,706            73,505
            Laurence A. Shadek            5,301,006            75,205
            Esther J. Walls               5,160,080            216,131

         (constituting all of the members of the Board of Directors of the Fund) (there were no abstentions and no broker non-votes with respect to any nominee)

(2) To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent public accountants of the Fund for the year ending December 31, 2005:

         For:                             5,165,499
         Against:                         183,718
         Abstain:                         26,994
         Broker Non-Votes:                0

(3) To transact such other business as may properly come before such annual meeting or any adjournment thereof:

         For:                             4,365,441
         Against:                         871,915
         Abstain:                         138,855
         Broker Non-Votes:                0